Exhibit 10.23

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

GAME LICENSE AGREEMENT

BY and BETWEEN

Beijing Sohu Internet Information Service Co., Ltd.

Beijing Huohu Digital Technology Co., Ltd.

AND

FPT Telecom

FOR

“Tian Long Ba Bu”

March 30, 2007

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

GAME LICENSE AGREEMENT

This Agreement is entered into as of March 30, 2007, between the following two parties (each a “Party” and together the “Parties”).

1. Licensor:	Beijing Sohu Internet Information Service Co., Ltd. and its affiliate Beijing Huohu Digital Technology Co., Ltd. (hereinafter collectively referred to as the “Licensor”), having its principal office at Sohu.com Internet Plaza, No.1 Park, Zhongguancun East Road, Haidian District, Beijing, P.R. China.

2. Licensee:	FPT Telecom and its affiliates (hereinafter referred to as the “Licensee”), having its principal office at 48 Van Bao, Ba Dinh, Hanoi, Vietnam.

Whereas:

(A) The Licensor has developed and enhanced client and server software technology and has the right to service the Vietnamese version of “Tian Long Ba Bu” (hereinafter referred to as the “Product”).

(B) The Licensor desires to increase its awareness, gain shares, and derive revenues from a potential global market.

(C) The Licensee desires to operate, promote, publish, produce, use, sell, and service the Product in the Territory.

(D) The Licensor grants to the licensee the permission to service, market, promote, and use all of the Product and trademarks, logo and any other related Intellectual Property Rights as permitted by Licensor case by case in the Territory as described in the Agreement hereinafter.

Now it is hereby mutually agreed as follows:

1.	DEFINITIONS:

The following words in this Agreement shall have the following meaning.

“Licensor” shall mean Beijing Sohu Internet Information Service Co., Ltd.

“Licensee” shall mean FPT Telecom.

“License Fee” shall mean the required payment paid to the Licensor according to clause 3.3.

“Character Business” shall mean all commercial activities using the characters of the Product.

“Days” shall mean working days from Monday through Friday, not including Saturday and Sunday and any other national holidays.

“Delivery” shall mean the physical or electronic delivery (as may be appropriate) of the required materials by the Delivery Date for the service of “Tian Long Ba Bu”.

“Delivery Date” shall mean the date fixed by the two Parties as stated in Clause 3.2

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

“Documentation” shall mean the documentation and operating instructions for the Product, and the Upgrades thereto as provided by Licensor in its sole discretion.

“Error” shall mean a serious defect in the Product during this agreement term including but not limited to:

(a) Inability to perform repeatedly without interruptions, loss of data, or erroneously or improperly formatted output;

(b) All viruses.

“Product” is defined as the online game called Tian Long Ba Bu and includes all rights necessary to commercially use the Product in the Territory. The Product shall be secure and in acceptable working order for Vietnam and shall mean the Close Beta version, Open Beta version, Commercial version, Documentation and those Upgrades as selected by Licensor of the part of “Tian Long Ba Bu” in object code form that is designed to be serviced in Vietnam

“Rights” shall mean the rights stated in Clause 1.

“Gross Sales Revenue” shall mean the revenue as described in Clause 4.3

“Sales channel costs” shall mean the amount as described in Clause 4.5 paid to Licensee to cover the costs for operation, promotion, sale and distribution of the Product.

“Term” shall mean the period set forth in Clause 11 of this Agreement.

“Upgrade” and “Upgrades” shall mean one or more upgrades, updates, enhancements, error corrections, new releases, bug fixes, patches and other modifications to software or documentation that are permitted and provided by Licensor to Licensee.

“Virus” shall mean a computer program which can copy itself to other storage mediums, including but not limited to magnetic tape cassettes, memory chips, electronic cartridges, optical discs, and magnetic discs, to destroy its data and cause damages to the user’s files and /or create a nuisance or annoyance to the user.

“Territory” shall mean the Vietnam.

2.	GRANT OF RIGHTS.

2.1	In consideration to the payments mentioned hereinafter, and according to the provisions of this Agreement, the Licensor hereby grants to the Licensee the sole and exclusive right to operate, promote, publish, produce, sell, and service the Product in the Territory.

2.2	To avoid uncertainty, the licensor allows the Licensee to carry out the Character business for commercial purpose.

2.3	Licensee has right to choose its own strategy to operate, promote, publish, produce, sell and service the product in the Territory.

2.4	Licensee has right to use the characters of this Product to do necessary promotion usage.

3.	TERM AND LICENSEE FEE

3.1	Term: This Agreement shall be effective from the signing date of this Agreement and shall terminate at the same date of commercialization termination.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

3.2	Timetable:

3.2.1	Game Text of the Product shall be delivered by Licensor within two weeks after signing this Agreement to Licensee for translating into Vietnamese. The Licensee shall provide Licensor the translated Vietnamese version of the above mentioned text before April 15, 2007.

3.2.2	After the Licensor gets the full version of translated Vietnamese version of the above mentioned text, the Licensor shall provide the Licensee the close beta version within one month and the open beta within two month. The Licensee ensures that the close beta testing will be within 2 months from its delivery date and open beta testing will be within 1 month from its delivery date in Vietnam.

3.2.3	Product commercialization is effective from the first date of commercialization and remains effective for 2 years thereafter.

3.3	License Fee:

In consideration of the license granted by Sohu, FPT will pay the Licensor the following:

3.3.1	The amount of * , net of any taxes outside of P. R. China shall be paid as follows:

The payment will be made regarding the following deployment process

1st Payment:    *    within 7 days after signing this Agreement;

2nd Payment:    *    within 7 days after starting Open Beta of the Product;

3rd Payment:    *    within 7 days after starting Commercial Services of the Product;

3.3.2	The amount of * , net of any taxes outside of P. R. China within 7 days therefrom, provided that the total amount of the peak concurrent users in any 3 days of any successive 7 days within 6 months from the beginning of the Open Beta testing of the Product hits * ;

3.3.3	* of the above fee will be used by Licensor as development and service fee for the second and third quarters of 2007, including but not limited to business affairs, staff cost for development, business trip and so on.

3.3.4	The Licensee is responsible for all taxes outside of P.R. China. The Licensor shall pay withholding tax on its license fee income.

3.4	If the Product has fatal problem and delay to conduct commercial service in Vietnam, Licensor and Licensee will cooperate to solve the problems.

3.5	Licensee provides licensor the officially withholding tax payment return together with the payment.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

4.	LICENSOR’S OBLIGATIONS

4.1	In order for the Licensee to operate localized version:

4.1.1	The Licensor shall provide enough technical training to ensure the Licensee has the ability to establish the infrastructure, as well as start and maintain the service for commercial operation before.

4.1.2	The Licensor shall also:

4.1.2.1	Take into account all reasonable requests and requirements set forth by the Licensee.

4.1.2.2	Fix any material bugs and Errors in the Product, in a timely manner including the provision of patches in respect of consistence to the Product’s specification.

4.1.2.3	At the request by the Licensee, Licensor may, in its sole discretion, modify the software in order to incorporate jointly approved new features and provide an Upgrade to the Licensee. To avoid any doubt and misunderstanding, all the cost in relation to any upgrade development shall be borne by the Licensor.

4.1.2.4	Send its technicians to assist the Licensee in setting up and upgrade the server components, and send & install the client software of product according to the quality assurance process, in which to help the Licensee set up the product server.

4.1.2.5	Ask Licensee compensation when Licensee does illegal behavior of user database.

4.1.2.6	Work with Licensee on further development plan in consideration of the actual favors of Vietnamese players after bilateral discussion and confirmation.

4.1.2.7	Ensure the information for product server client requirements and program context is protected and safeguarded from showing away to any third party.

4.1.3	The Licensor shall also:

(a) Warrants to the Licensee that it shall quietly and peacefully, enjoy and possess its rights during the Term. However, (b) in the event of, including but not limited to, Agreement breach and/or non-payment attributable to the Licensee except where the Licensor breached this agreement, changing of illegal User’s Database and Billing System without notice to Licensor, the Licensor reserves the rights to terminate the license after 10 business days advanced written notice to the Licensee on the condition that both parties cannot reach an agreement on solving the above issues during these period. Subject to receipt of the due payments, deliver the Product to Licensee, free and clear of all third party claims and rights other than those that had been approved by the Licensor in writing and obtain the necessary consents and license to enable the Licensee to exercise its rights.

4.1.4	Licensor shall provide Billing System or give support if Licensee prefers to build the billing system by itself.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

4.1.5	Licensor shall have the right of using the user’s Database and Billing database related to this Product during the service period in the Territory.

5.	LICENSEE’S OBLIGATIONS.

5.1	According to Clause 2.3, the License fee shall be paid in cash or by wire transfer.

5.2	Translate the original Product from simplified Chinese to Vietnamese. Licensor has right to evaluate and assist the quality of the translated Product. If the quality is not suitable for the current market, Licensee shall correct it timely upon Licensor’s request and pay all fees related thereto.

5.3	Profits Sharing paid to Licensor is * of Net Sales Revenue, which is calculated as the following formula:

Net Sale Revenue = (Gross Sales Revenue – 10% Government’s Value Added Tax) – Sales Channel Cost

“Gross Sales Revenue” shall mean the amount acquired by Licensee in the distribution of cards, cash collection, CD Rom’s and Product promotional items of the Product in the Territory from the date of commencement of Commercial Services, where it shall mean the amount of the actual retail price (or the face value of the pre-paid cards) paid by End Users and multiplied by the number of sales (“Number of Sales”) made before the deduction of relevant value added taxes and distribution margin. Number of Sales above mentioned shall be defined as the total amount of sales actually occurred in a given month.

For example, if Licensee sells 5,000 point cards in January, Gross Sales Revenue in January is the total amount of 5,000 point cards multiplied by retail price (or the face value of the pre-paid cards)

i.e. Actual Retail Price x Number of Sales = Gross Sales Revenue

5.3.1	Licensee is responsible for all taxes outside P. R. China. Licensee shall pay all the Sales, value added Tax and other taxes required in the Territory. Licensor shall pay withholding tax on its profit sharing amount.

5.3.2	Licensee provides licensor the Officially Withholding tax payment return together with the payment.

5.4	The Licensee shall pay Profit Sharing from the first month when the Product starts commercial launch, or revenue generated from selling prepaid cards to end users begins, within 60 days from the first month end and within 30 days from the month end after the second month based on all the related regulations in Vietnam.

5.5	Sales Channel Cost should be * of the gross sales revenue.

5.6	Billing System shall follow the Licensor’s System.

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

However when Licensee has its own Billing System (including sales record of prepaid cards, record of opening prepaid cards and points consumed record in a given month) for the authorized market, Licensee shall open the structure of Billing System to Licensor to check it and modify the program with Licensee’s consent. Licensee shall provide Licensor accounts of background statistic platform to check data of opening cards.

5.7	Licensee shall cost for all servers and database software purchase.

5.8	Licensee shall cost for IDC and Bandwidth expense.

5.9	Licensee shall cost for the Performance of a commercial release of the Product in all the key areas in the Territory and provide all servers needed.

5.10	Licensee shall cost for Call center platform and software.

5.11	Licensee shall cost for product design and publish (Includes Cards, CD-ROM, Advertising, Poster and other gifts)

5.12	Licensee shall cost for distribution Channel Cost.

5.13	Licensee shall apply the approval to issue this game from relevant Vietnam government authorities.

5.14	Licensee shall cost for infrastructure and developed based on the request of the Product.

5.14.1	Fixed asset.

5.14.2	All management operation undertaken and paid by Licensee.

5.15	Licensee shall cost for Marketing and public relations of the Product including joint ads, trade ads, end caps, In-store promotions and other marketing activities as it maybe necessary.

5.16	Licensee shall cost for Sales Distribution.

5.17	Licensee shall cost for Customer Service.

5.18	Licensee shall cost for the promotion the Product in all applicable trade shows and consumer promotion if it is necessary.

5.19	Licensee shall report to the Licensor at a reasonable interval, the sales record and estimated outlook for the future, reasonable amount of customer support.

5.20	Licensee shall cost for the Promotion and maximization of sales for the Product at all times.

5.21	The Licensee shall service by itself in the Territory and not sublicense any of the rights granted herein to a third party in the Territory without a written consent from the Licensor.

5.22	The Licensee warrants that its employees will observe all the intellectual property restrictions. This includes the Licensee’s obligation, with reasonable efforts, to supervise its employees from disassembling, modifying, reverse engineering, or duplicating the Product without a written consent from the Licensor.

5.23	After receiving the respective invoice, all sums payable to the Licensor under this Agreement shall be made to Licensor’s bank account by wire transfer in accordance with details given by the Licensor to the Licensee from time to time. (Bank Account: It shall be attached hereto.)

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

5.24	The Licensee agrees to provide a sales report every month to Licensor with information relating to the total sales amount, the number of the Service charged members and the number of the concurrent connection users every month.

5.25	Licensee shall provide the Licensor its marketing plans in the territory.

5.26	Licensee shall provide the Licensor with the official tax receipts or other sufficient evidence issued by the tax authorities to enable the Licensor to file a claim for a foreign tax credit in respect to any sum so withheld or deducted.

5.27	Licensee shall share the real-time checking statistic data of the billing system with Licensor to follow the key numbers, such as concurrent users and etc.

5.28	Licensee shall have the right of User’s database and Billing database during the Service period in Vietnam.

5.29	Licensee shall provide Licensor the actual monthly consumption by the end users for the service of the product every 1 month.

5.30	Licensee shall send experienced service maintenance technicians, database maintenance technicians and other related technicians to Beijing for technical training.

To avoid any misunderstanding, during the initial period of the term, both Parties hold the intention of allowing users to access the service of the Product and obtain and use the Product client software for free, only the cost of internet connection, time-based, Daily-based and Monthly-based online usage and item sales will be charged to the users.

6. INSTALLATION, MAINTENANCE AND TRAINING

6.1	Licensor shall assist the installation of the Product. Licensor will provide technical services in connection with installation and maintenance of the Product throughout the term of this Agreement on licensee’s part.

6.2	In the event that a system problem occurs in the product service, and Licensee is unable to resolve the problem upon using best efforts, Licensee shall notify Licensor of the problem. Upon such a notification, Licensor should solve the problem within the shortest period.

6.3	Should the number of concurrent users drop sharply, both parties shall hold a joint discussion to locate the problems, Licensor shall exert its best efforts to provide an updated game version, add new content of the game, modify game errors or defects among some other means, and Licensee shall exert its best effort through market promotion etc. In their joint effort to increase the number of concurrent users back to its previous level.

6.4	Licensor shall designate a project team including at least one experienced project manager who has technology base, one experienced marketing expert and one experienced technician during the effective period of the contract to provide support to Licensee. During regular working hours, the designated team shall be available for contact by Licensee through MSN, phone or in person, and the persons designated shall make timely response to all kinds of technical questions raised by Licensee. The technician of this designated team shall turn on emergency cell phone for 24/7 contact.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

7. COPYRIGHT AND WARRANTY

7.1	The Licensor states and warrants the following to the Licensee:

7.1.1	The Licensor owns and controls or has appropriate and sufficient licenses for the copyright and other intellectual property rights for the Product. Licensor’s company license and game product copyright certificate shall be attached as the part of this Agreement.

7.1.2	To the best of Licensor’s knowledge, there are no disputes or any infringement for the copyright of the Product at the time of this Agreement.

7.1.3	To the best of Licensor’s knowledge, there is nothing in its contents which may seem obscene or defamatory to any party.

7.1.4	Product will be Error-free

7.1.5	To the best of Licensor’s knowledge, the Licensor Proprietary Software does not contain, nor will contain upon delivery Harmful Code, as that term is defined below. “Harmful Code” shall mean any computer programming code which is constructed with the intent to and which does damage, interfere with or otherwise improperly affect other computer programs, data files or hardware without the knowledge or consent of the computer user. “Harmful Code” includes, but is not limited to, self-replicating and self-propagating program instructions commonly referred to as “viruses” or “worms”

7.2	Any bugs (which does not fall within the definition of Error or Virus as set out herein) found in the Product during the Term will be fixed upon an agreement of both parties.

7.3	The Licensor and the Licensee agree to give each other full participation when either one of them becomes aware of any actual or threatened claims by a third party regarding the copyrights or other intellectual property rights of the Product. If any claim is filed regarding to the intellectual property rights of the Product, then the Licensor shall keep the Licensee harmless and indemnified from and against all claims, demand, costs including but not limited to reasonable legal costs, expenses and damages (as a result of an adjudicated claim in a court of competent jurisdiction or settlement with the Licensor’s prior written consent), arising from such actions or proceedings.

7.4	Licensor shall be responsible for any case of problems happened regarding to the Copyright of the game, loss and compensation.

7.5	Licensee is not allowed to transfer the “Licensee” rights to any other parties without Licensor’s written confirmation.

7.6	Disclaimer of further warranties: To the maximum extent permitted by applicable law, Licensor provides the Product, the Upgrades and all the Documentations associated therewith and any testing or support services related thereto “as is”. Licensor hereby disclaim with respect to the above mentioned Product, Upgrades, Documentations and services the warranties related to merchantability, fitness for a particular purpose, accuracy or completeness.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

8.	USER’S RIGHTS AND OBLIGATIONS

8.1	Key elements of the user license agreement. To the maximum extent that is neither invalid nor unenforceable under applicable law, the Licensee shall require the users of the Product to agree to the following terms and conditions:

(A) The user accepts the “Fair Play Rule” set out by The Licensee for the use of the Product. The user also acknowledges that any misconduct or violation may lead to a temporary or permanent restriction from accessing the service.

(B) The user authorizes the Licensee to use their address in respect to the Privacy Law in the Territory.

(C) Unless specifically defined by law, the user agrees not to hold the Licensee liable for damages that may occur from use of the Product.

8.2	The Licensee and Licensor will define and agree on the exact wording of the user license Agreement together.

9.	COST

9.1	The Licensee shall be liable for any costs and expenses incurred in promoting, distributing, marketing, selling, and using the Product in the Territory.

9.2	Licensor shall provide Licensee with enough technical orientation and training at Licensee’s offices in the Territory. Any cost related to traveling to Licensee’s office in the Territory is the responsibility of the Licensor’s.

9.3	If technical support is requested urgently by Licensee at Licensee’s office because of Licensee’s negligence or recklessness for game management, the cost for travel to Licensee’s site by Licensor shall be borne by Licensee.

10.	STATEMENTS AND PAYMENT OF SHARING PROFITS.

10.1	The Licensee shall keep its promises accurate and detailed books and records of all matters relating to the Product, its sales, advertising activity. The Licensee shall also keep its account record for these activities for at least 15 years. Along with the Sharing Profits payments that are due, the Licensee shall provide detailed information on the Sharing Profits and the fiscal sales summary and deliver theme together within 10 days after the monthly pay day of each year.

10.2	The Licensor shall have the right to invite a third party audit with both party’s consent to visit the Licensee (upon giving reasonable notice in writing), during its normal business hours, no more than once a year (other than in the circumstances where the Licensor has undertaken a third party audit with both party’s consent which has disclosed inaccuracies. In this case, the audit can be performed once every year). Any such examinations shall be conducted in such manner as not to unduly interfere with the business of the Licensee. The Licensee shall keep and maintain accurate and complete records and books of account relating to the Product revenues for at least 15 years from the end of the calendar quarter. The Licensee shall immediately pay the Licensor any sums found to be due, along with the interest from the date such sums should have been paid until the date of actual payment, with the interest rate of 3% above the 3 months London Interbank Offer Rate (LIBOR) lending rate.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

10.3	The Licensee will take reasonable steps in providing the Licensor with historical information and/or analytical tools that may be useful to the Licensor. They will provide other information that the Licensor may request reasonably from time to time. The Licensee will make the good faith efforts to respond to the Licensor’s requests for such information, but will under no obligation as to the form or completeness of this information. The Licensee retains the right to withhold information, which it deems proprietary or too valuable of a trade secret or piece of confidential information to allow disclosures to a third party.

10.4	If the third party will be involved in the safety and secure audit of this product to evaluate if the Product is suitable to the current Vietnam market, both parties have to share the audit cost after signing the contract.

11.	TERMS AND TERMINATION

11.1	This Agreement shall be effective from the signing date of this agreement and shall terminate at the same date of commercialization termination. Product commercialization is effective from the first date of commercialization and remain effective for 2 years thereafter. If the both companies have no problems for the two-year service, the Agreement will be extended for another 1 year automatically and free of license fees

11.2	If one of the parties in this Agreement goes into a compulsory liquidation or disassembly, or if one of the party receives administrative or asset management order, or upon operator, manager or administrative or being appointed over any part of its property, undertaking, or assets, or upon either party entering into any composition or voluntary arrangement with its creditors, it shall give the other party the right to terminate this Agreement.

11.3	In the event of the Licensee going bankruptcy and the Licensor terminate this Agreement, the rights granted to Licensee herein will be terminated immediately and all the rights and User’s Database shall be returned to the Licensor.

11.4	In the event of the Licensor going bankruptcy and the Licensee terminate the Agreement, the rights granted to Licensor herein will be terminated immediately and all the rights of the Licensee in the agreement regarding Licensee’s possession of the Vietnamese-version Product shall remain to the Licensee.

11.5	If any party opens the source Codes or confidential information is blabbed, the other party can terminate this Agreement. If the fatal problem is the Licensor’s fault, Licensor shall compensate Licensee for the damages and Licensee has right to request compensation for all damages.

If the fatal problem is the Licensee’s fault, Licensee shall pay Licensor for compensation and Licensor has right to request compensation for all damage in the Territory.

11.6	Fatal Problems means that un-solved programming problems, Source code Cracked and loss from the marketing Problems, Service operation problems and Billing system problem and etc.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

However before this Agreement is terminated, both party shall have a co-meeting to solve the problems together.

The Licensor may assign this Agreement to any related party within the Sohu.com Inc group at its discretion.

12.	TRADEMARK RIGHTS AND OBLIGATIONS.

The Licensor reserves the rights to the Product related logo, trademark, and artwork (which includes, without limitation to, names, images, characters and titles in the game of the Product) and agrees to grant these rights to the Licensee solely for the Purpose of this Agreement during the Term of this Agreement. The use of the registered trademark, logo, and artwork by the Licensee is solely for the benefit of the Product (Licensee shall avoid any doubt in Product promotion). The Licensee does not receive the rights to sell, register or use trademark, logo or artworks without prior written consent of Licensor. (to clarify, this Agreement does not license the rights for character business for commercial).

13.	BREACH.

13.1	In the event where the Licensee has no justified reasons for its failure to fulfill its responsibilities of this Agreement, and if the Licensee does not remedy its breach or respond within 7 days after receiving a written notice from the Licensor, the Licensor will assume that the Licensee has breached the Agreement and shall have the right to terminate this Agreement at any time. Such right of termination shall not be exclusive of any other remedies or means of redress to which the Licensor may be lawfully entitled, and all such remedies shall be cumulative.

13.2	If the Licensee is in breach to any terms of this Agreement which cannot be remedied, or if the breach is capable of remedy but Licensee fails to remedy the problem within 7 days upon receipt of such written notice from Licensor, the Licensor will serve a written notice to the Licensee and assume that the Licensee has refused its obligations under this Agreement and shall be entitled to the right as mentioned in 12.1.

14.	INDEMNIFICATION

14.1	Licensor hereby agrees, at its expense, to defend, indemnify and hold harmless Licensee from and against any and all claims, losses, damages, expenses, liabilities and costs incurred by Licensee (including reasonable attorneys’ fees) (“Claim” or “Claims”) brought against arising out of the infringement of the Product against any third party’s copyright.

14.2	Either Party agrees, at its expense, to defend, indemnify and hold harmless the other from and against any and all claims resulting from a breach or alleged breach of this Agreement and the warranty set forth in Clause 7.1 in any country in the world.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

15.	CONFIDENTIALITY

15.1	Each party shall, at its best of effort, supervise its workers, agents, and employees to keep all commercial information relating to the business and affairs of the other party and the terms of this Agreement (Confidential information) which may be disclosed or obtained by it pursuant to or as a result of this Agreement. Both parties shall not divulge any of the confidential materials started herein to a third party, except for its professional consultant.

15.2	The confidentiality Agreement of this clause shall not apply for information breach resulting from an obligation to law, request of fiscal authorities, and other breaches not resulting from the Licensee’s error.

15.3	The terms of this Agreement are confidential. The parties shall not disclose to any other party or any place (including website) the terms and conditions of this Agreement during the term of this Agreement and 01 year thereafter.

16.	COMPLIANCE OF LAWS.

16.1	The parties agree to comply with the applicable international, national, state, regional, and local laws and regulations in servicing the Product and in dealing with users, press and competitors. The Parties will comply with the laws in the People’s Republic of China.

16.2	In maintenance efforts, both parties shall observe all applicable laws and regulations, including but not limited to those concerning online media, the operation of telecommunications services, data privacy and protection of Intellectual Property Rights.

17.	FORCE MAJEURE

17.1	Neither Party shall be liable for any failure, deficiency or delay in the performance of its obligations under this Agreement due to any force majeure, which shall include but not be limited to:

a)	Natural disaster, earthquakes, floods, hurricanes, explosions;

b)	Insurrection, riot or civil commotion, war whether declared or not;

c)	Legislation, any act, order, or regulation of any Governmental Authorities (including Government’s refusal to allow this game to be published or used in the territory), having jurisdiction over this Agreement or over either party there to or administrative delay or any cause or matter whatsoever not within the reasonable control of the Parties.

d)	Strike or other labor dispute;

e)	Disturbance in supplies from normally reliable sources (including but not limited to electricity);

f)	Computer breakdown and telecommunications failure;

17.2	In the event of such a force majeure, the affected Party shall inform the other Party immediately after such event has occurred and within twenty (20) days thereafter shall send a notice to inform the other Party about the occurrence of force majeure event, any remedial measures undertaken and the reasons for not being able to perform its obligations.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

18.	NOT A PARTNERSHIP

This Agreement shall not be deemed to constitute a partnership or a joint venture between the parties.

19.	MARKETING BY THE LICENSOR

19.1	The Licensor shall consult with the Licensee before performing all public relation and marketing activities respect of the Product, within the Territory through its agents, employees, or by themselves.

19.2	The Licensor shall not conduct any public relations or marketing activities in respect of the Product in the Territory without the written approval from the Licensee.

19.3	The Licensor shall not announce or release any news about licensee’s performance outside the Territory.

20.	MARKETING BY THE LICENSEE

20.1	Subject to the provisions herein, the Licensee shall be at liberty to market the Product as it deems appropriate in its absolute discretion but it will take reasonable endeavors to notify the Licensor in advance of press release, and reflect on the descriptions provided by the Licensor for such press releases; Provided that, both parties will act in good faith.

20.2	The Licensor shall consult with Licensee before performing all public relation and marketing activities in respect of the Product, within the territory through its agents, employees, or by themselves.

21.	NOTICES

All notices between the two parties shall be in writing and delivered by hand, pre-paid first class certified mail, registered airmail or fax. (Email can be used but will not be considered notice under this agreement because of reliability problems with email). Both parties’ contacts and addresses are as below,

Beijing Sohu Internet Information Service Co., Ltd

David Chen

Tel: 86-10-6272-6816

Fax: 86-10-6270-2951

Address: Vision International Center, No.1 Park, Zhongguancun East Road, Haidian District, Beijing, P.R.China

FPT Telecom

Truong Dinh Anh

Tel: 84-8-9301-280

Fax: 84-8-9330362

Address: 48 Van Bao, Ba Dinh, Hanoi, Vietnam

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

22.	APPLICABLE LAW AND DISPUTE RESOLUTION

22.1	Any dispute arising out of or in connection with this agreement, including any question regarding its existence, validity or termination, shall be submitted to the exclusive jurisdiction of the courts sitting in Beijing, P. R. China.

22.2	The governing law of this agreement shall be the substantive Chinese laws.

In Witness Where Of, the Parties have caused this Agreement to be executed by their duly authorized officer or representative on the date and year first written above.

There will be four signed Agreements and each company shall keep two copies as their record.

Licensor:

Beijing Sohu Internet Information Service Co., Ltd (SEAL)

Beijing Huohu Digital Technology Co., Ltd. (SEAL)

By:	/s/ Tao Wang

Licensee:

FPT Telecom (SEAL)

By:	/s/ Truong Dinh Anh

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the SEC.

Attachment: Bank Account Information of Licensor

All payments due and payable under this Agreement shall be paid by wired transfer to the following designated bank account:

Account Holder: Beijing Huohu Digital Technology Co., Ltd.

Account Number:    *

Name of the bank:    *

Name of the Branch:    *

The symbol ‘*’ in this exhibit indicates places where information has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.